                                                                       EXHIBIT P


               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


______________________________________________________x
                                                      :
PINNA YOSEVITZ,                                       :
                                                      :
     Plaintiff,                                       :
                                                      :
     v.                                               :
                                                      :
FLOYD F. SHERMAN, M. JOSEPH McHUGH,                   : Civil Action No.16447-NC
BRUCE A. KARSH, DAVID R. HENKEL, KAREN                :
GORDON MILLS, CARSON S. McKISSICK,                    :
B. WILLIAM BONNIVIER, CHARLES M. HANSEN               :
JR., JACK L. McDONALD, TRIANGLE                       :
PACIFIC CORP., and ARMSTRONG WORLD                    :
INDUSTRIES, INC.,                                     :
                                                      :
          Defendants.                                 :
                                                      :
______________________________________________________x

                          MEMORANDUM OF UNDERSTANDING
                          ---------------------------

          The undersigned parties to the action captioned Pinna Yosevitz v.
                                                          -----------------
Floyd F. Sherman, et al., Civil Action No. 16447-NC (the "Action"), now pending
------------------------
in the Court of Chancery of the State of Delaware, by their respective attorneys, have reached an agreement in principle providing for the settlement of the Actions on the terms and subject to the conditions set forth below.

                                 W H E R E A S:
                                 - - - - - - -

          On June 15, 1998, Armstrong World Industries, Inc. ("Armstrong") and Triangle Pacific Corp. ("Triangle") announced that they had entered into a definitive agreement (the "Merger Agreement") whereby Armstrong will acquire Triangle in a transaction (the "Acquisition") valued at approximately $1.15 billion. Under the terms of the transaction, Armstrong will commence a tender offer for all shares of Triangle at a price of $55.50 per share cash. Any remaining shares will be purchased at the same price in a subsequent merger.

          Thereafter, the Action was filed in the Delaware Court of Chancery, New Castle County, challenging the Acquisition.

          The complaint in the Action was brought as a class action on behalf of all holders of the common stock of Triangle (except defendants in the Action and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants in the Action) and named as defendants Triangle and the members of its Board of Directors, as well as Armstrong.

          The Action alleged, inter alia, that the Triangle directors, as aided
                              ----- ----
by Armstrong, were breaching their fiduciary duty by agreeing to the Acquisition and employing unfair procedures which resulted in an unfair price.

          On June 19, 1998, Armstrong filed a Schedule 14D-1 and Triangle filed a Schedule 14D-9 with the Securities and Exchange Commission in connection with the Acquisition.

          On June 23, 1998, plaintiff filed an Amended Complaint attacking the Acquisition, and the adequacy of the disclosures in the tender offer documents filed with the Securities and Exchange Commission.

          Plaintiff's counsel have negotiated at arms length with counsel for defendants to settle the Action on the terms set forth below.

          Plaintiff's counsel have determined that a settlement of the Action in principle on the terms reflected in this Memorandum of Understanding is fair, reasonable and adequate and in the best interests of the Triangle public stockholders.

          The parties having reached an agreement in principle providing for the settlement of the Action against defendants, the parties set forth their agreement:

          NOW, THEREFORE, IT IS STIPULATED AND AGREED, by and among the parties hereto:

          1. Based upon a review of the Schedule 14D-1 and Schedule 14D-9 that have been sent to the common stockholders of Triangle in connection with

Armstrong's Offer to Purchase, plaintiff's counsel proposed that Triangle and Armstrong make certain additional disclosures. In settlement of the Action, Triangle and Armstrong have agreed to include in supplements to Triangle's
Schedule 14D-9 and Armstrong's Schedule 14D-1 disclosures concerning (i) the projected revenue and operating income growth rates underlying the projections provided by Triangle to Armstrong, and (ii) a description of the historic relationship between Salomon Smith Barney, Triangle's financial advisor, and Armstrong (the "Disclosures"). Triangle and Armstrong have further agreed that, no later than ten days before the scheduled expiration of the tender offer, they will mail a copy of such supplements to each Triangle stockholder to whom the
Schedule 14D-9 and Schedule 14D-1 were previously mailed.

          2. Plaintiff's counsel agree to supply to the Court for an award of attorneys' fees of $275,000 and disbursements reasonably incurred in the prosecution of this action, in an amount not to exceed $25,000, as the Court may allow. Defendants agree that they will not oppose such application, and Triangle will pay to plaintiff's counsel the amounts awarded by the Court.

          3. Triangle will bear the cost of notice to the class members in connection with the settlement of the Action and the settlement hearing.

          4. The undersigned parties will attempt in good faith to agree upon and to execute an appropriate stipulation of settlement and such other documentation as may be required in order to obtain court approval of the settlement of the Action upon the terms set forth in this Memorandum of Understanding. The stipulation of settlement will expressly provide, inter
                                                                      -----
alia, that all defendants have denied, and continue to deny, that they have
----
committed any violations of law, and that they are entering into the stipulation solely because the proposed settlement would eliminate the risk, burden and expense of further litigation. The stipulation of settlement will provide for a release of all claims of the stockholders of Triangle against defendants and any of their present or former officers, directors, agents, attorneys, financial advisors, commercial bank lenders, investment bankers, representatives, affiliates, associates, parents, subsidiaries, general and limited partners and partnerships, heirs, executors, administrators, successors and assigns, whether under state or federal law, and whether directly, derivatively, representatively or in any other capacity, in connection with, or that arise out of the subject matter of the Action, the Acquisition, the negotiation and consideration of these transactions and all actions taken in furtherance thereof, including without limitation the fiduciary or disclosure obligations under either state or federal law of any of the defendants with respect to any of the foregoing.

          5. For purposes of settlement of the Action consistent with the terms of this Memorandum of Understanding, plaintiff will petition the Court in connection with the stipulation of settlement for certification of a class (the "Class") pursuant to Chancery Court Rules 23(b)(1) and (b)(2), consisting of Triangle shareholders (exclusive of defendants and their affiliates) who owned Triangle shares as of June 15, 1998 (the date that the Acquisition was publicly announced), or at any time through the date of completion of the Acquisition, or their successors in interest or tranferees, immediate and remote (the "Class"). Defendants will consent to such petition solely in connection with the Settlement.

          6. The undersigned parties will present the settlement agreement to the Court for approval as soon as practicable and will use their best efforts to obtain final court approval of the settlement and the dismissal of the action with prejudice and without cost to any party, except as provided in paragraphs 2 and 3 above.

          7. The settlement contemplated herein shall be conditioned upon the satisfactory completion of confirmatory discovery, and upon the consummation of the Acquisition.

          8. Consummation of the settlement is subject to the drafting and execution of an appropriate stipulation of settlement and such other documentation as may be required, final court approval of the settlement (as to be defined in the stipulation of settlement), and dismissal of the Action with prejudice, each party to bear its own costs (except for the costs set forth in paragraphs 2 and 3 above). The settlement contemplated by this Memorandum of Understanding will not be binding upon any party until an appropriate stipulation of settlement has been signed and final court approval of the settlement and the dismissal of the Action with prejudice has been obtained. This Memorandum of Understanding shall be null and void and of no force and effect should any of these conditions not be met and, in that event, this agreement shall not be deemed to prejudice in any way the positions of the parties with respect to the Action.

                       Dated:     July 1     , 1998
                               --------------



ROSENTHAL, MONHAIT, GROSS               MORRIS, NICOLS, ARSHT
 & GODDESS, P.A.                         & TUNNELL




/s/ Joseph A. Rosenthal              /s/ Alan J. Stone
--------------------------------  ------------------------

Joseph A. Rosenthal               A. Gilchrist Sparks, III
Mellon Bank Center, Suite 1401    Alan J. Stone
919 N. Market Street              1201 N. Market Street
P.O. Box 1070                     P.O. Box 1347
Wilmington, DE  19801             Wilmington, DE  19899
(302) 656-4433                    (302) 658-9200
 on Behalf of Plaintiff            Attorneys for Defendants
                                   Floyd F. Sherman; M. Joseph McHugh;
                                   Bruce A. Karsh; David R. Henkel;
                                   Karen Gordon Mills; Carson S.
                                   McKissick; B. William Bonnivier;
                                   Charles M. Hansen, Jr.; Jack L.
                                   McDonald and Triangle Pacific Corp.


                              RICHARDS, LAYTON & FINGER


                              /s/ Stephen E. Herrmann
                              --------------------------------------
                              Stephen E. Herrmann
                              One Rodney Square
                              P.O. Box 551
                              Wilmington, Delaware  19899
                              (302) 651-7730
                                Attorneys for Defendant
                                Armstrong World Industries,
                                Inc.